Exhibit 11
                                   TRIMAS CORPORATION AND SUBSIDIARIES
                                COMPUTATION OF EARNINGS PER COMMON SHARE
                                (In Thousands, Except Per Share Amounts)



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                                   Six Months Ended       Three Months Ended
                                        June 30,                June 30,
                                   1995         1994      1995            1994
Primary:

      Net income                   $30,000      $25,770   $16,560         $14,940

      Weighted average common
        shares outstanding          36,644       36,644    36,644          36,644
      Dilution of stock options        350          394       357             394

      Weighted average common
        and common equivalent
        shares outstanding
        after assumed exercise
        of options                  36,994       37,038    37,001          37,038

      Primary earnings per
        common share                  $.81         $.70      $.45            $.40

Fully diluted:

      Net income                   $30,000      $25,770   $16,560         $14,940
      Add after tax convertible
        debenture related
        expenses                     1,840        1,840       920             920

      Net income as adjusted       $31,840      $27,610   $17,480         $15,860

      Weighted average common
        shares outstanding          36,644       36,644    36,644          36,644
      Dilution of stock options        361          394       361             393
      Addition from assumed
        conversion of convertible
        debentures                   5,083        5,083     5,083           5,083

      Weighted average common
        and common equivalent
        shares outstanding on
        a fully diluted basis       42,088       42,121    42,088          42,120

      Fully diluted earnings
        per common share              $.76         $.66      $.42            $.38


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